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                                                                       EXHIBIT 8

The Colonial BancGroup, Inc.
One Commerce Street
Montgomery, AL 36104

Colonial Capital Trust III

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Re:  Material Federal Income Tax Consequences of the Purchase and Ownership of
     Trust Preferred Securities Issued by The Colonial BancGroup, Inc.

Ladies and Gentlemen:

     We have acted as special counsel to The Colonial BancGroup, Inc. and its subsidiaries ("Colonial BancGroup") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 that is being filed with the Securities and Exchange Commission on this date (the "Registration Statement"). The Registration Statement relates to the offer for sale of an aggregate of $115,000,000 million liquidation amount of Trust Preferred Securities (the "Preferred Securities") of Colonial Capital Trust III, a statutory business trust formed under the Business Trust Act of the State of Delaware (the "Trust"). The Preferred Securities will be guaranteed by Colonial BancGroup pursuant to the Guarantee Agreement (the "Guarantee Agreement") to be entered into by and between Colonial BancGroup and The Bank of New York, as guarantee trustee, the form of which is being filed as an exhibit to the Registration Statement. Colonial BancGroup will be the owner of all of the undivided beneficial ownership interests represented by the common securities (the "Common Securities") of the Trust. The Trust will sell the Preferred Securities to the public and will sell the Common Securities to Colonial BancGroup. The Trust will then use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures from Colonial BancGroup ("Junior Subordinated Debentures"). The Junior Subordinated Debentures are to be issued pursuant to an Indenture (as so supplemented, the "Indenture") to be entered into between Colonial BancGroup and The Bank of New York, as indenture trustee, as supplemented by the First Supplemental Indenture, each of the forms of which are being filed as exhibits to the Registration Statement.

     This opinion letter relates to the material United States federal income tax consequences of the purchase and ownership of the Preferred Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Indenture.

     We have examined the Registration Statement, the form of Amended and Restated Declaration of Trust of the Trust (the "Declaration of Trust"), and such other documents as we have deemed necessary to render our opinions expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us.

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     We assume for purposes of our opinions that there are no agreements or understandings with respect to the transactions contemplated in the documents referred to above other than those described therein and that all parties to such documents will comply with the terms thereof, including all tax reporting requirements contained therein. Our opinions are also based (with your consent) on certain representations from Colonial BancGroup in a letter to us of even date herewith. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures, the Preferred Securities, the Common Securities, and the Guarantee Agreement will be consummated in accordance with the terms and forms of such documents and as described in the Registration Statement.

     Based on the foregoing, and assuming the Trust will be maintained in compliance with the terms of the form of Declaration of Trust, it is our opinion that the following conclusions would be sustained by a court with jurisdiction in a properly presented case (with all appeals exhausted):

     (1) The Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation and, as a result, each beneficial owner of Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures held by the Trust.

     (2) The Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of Colonial BancGroup.

     (3) Subject to the terms and conditions set forth in the Indenture and the Junior Subordinated Debentures, Colonial BancGroup has the option to elect to defer interest payments by extending the interest payment period for a period not exceeding twenty (20) consecutive quarterly periods (the "Extension Period"). Except in the case of the occurrence of an Extension Period, stated interest on the Junior Subordinated Debentures will be included in income by a holder of Preferred Securities at the time such interest income is paid or accrued in accordance with the holder's regular method of tax accounting. If Colonial BancGroup exercises its right to defer payments of interest on the Junior Subordinated Debentures during an Extension Period, beneficial owners of Preferred Securities will commence reporting interest income with respect to the Junior Subordinated Debentures under the original issue discount rules of the Internal Revenue Code of 1986, as amended (the "Code").

     (4) Gain or loss will be recognized by a holder of Preferred Securities on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the holder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by the holder on a sale of Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss.

     (5) A distribution by the Trust of the Junior Subordinated Debentures, as described in the Registration Statement (and subject to the limits discussed therein), will be non-taxable and will result in the distributee receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such distributee had in its Preferred Securities before such distribution.

     (6) The discussion of "United States Federal Income Taxation" in the Registration Statement accurately describes the material United States federal income tax consequences concerning the Preferred Securities. Although this discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Preferred

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     Securities, such discussion constitutes in all material respects a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities under current law.

     These opinions are based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Future changes in the law or interpretations of the law may cause the tax effects of the transactions referred to herein to be materially different from those described above. We have undertaken no obligation to update this opinion in such event.

     Other than the specific tax opinions set forth in this letter, no other opinion has been requested of us or rendered by us with respect to the tax treatment of the Junior Subordinated Debentures, the Preferred Securities, the Common Securities, or the Guarantee Agreement, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the Treasury Regulations or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the caption "United States Federal Income Taxation." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

                                    Very truly yours,



                                    /s/ Miller, Hamilton, Snider & Odom, LLC


HWF/syg